CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Ronco Inventions, LLC and Affiliated Entities

We hereby consent to the use in the foregoing registration statement of Ronco Corporation on Amendment No. 4 to Form SB-2 on Form S-1 of our report dated June 12, 2003, except for note 15, as to which the date is October 12, 2005, relating to the combined statements of operations, stockholders' and members' deficiency, and cash flows of Ronco Inventions, LLC and Affiliated Entities for the year ended December 31, 2002. We also consent to the reference to our firm under the caption "Experts" in the registration statement.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

Boca Raton, Florida
March 16, 2006